Accession Agreement

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Finance Document in Austri a or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian add ressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Finance Document to an Austrian addressee may cause the imposition of Austrian stamp duty . Accordingly, keep the original docu ment as wel l as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to any Finance Document in A ustria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Finance Document to an Austrian addressee.
This Agreement is made as of Decem ber 1 & 2014

BY the subsidiary of Reynolds Group Holdings Limited party hereto (the ')\cceding Party")

AND IS SUPPLEMENTAL to an intercreditor agreement (the '1ntercreditor Agreemenf ') dated November 15, 2013, and made between, among others, Credit Suisse AG as administrative agent and The Bank of New York Mellon as high-yield noteholders trustee.

IT IS AGREED as follows:

I.	Words and expressions defined 111 the Jntercreditor Agreement shall bear the same meaning herein .

2.	. The Acceding Party confirms it has been supplied with a copy of the lntercreditor Agreement.

3.	The Acceding Party covenants with the Parties to be bound by the te1ms of the Intercreditor Agreement as Subordinated Guarantors.

4.	. The Acceding Pa rty shall accede to the Intercreditor Agreement in accordance with the terms thereof.

5.	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by, and shall be construed in accordance with, English law.

[signature pages follow]

IN WITNESS whereof this Agreement has been duly executed by the parties hereto the day and year first above written.